Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF EYENOVIA, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Eyenovia, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

1.	The name of the Corporation is Eyenovia, Inc.

2.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 23, 2014. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 10, 2014, and was further amended on October 6, 2016. A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2017. A Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 29, 2018 and was further amended on June 12, 2018.

3.	A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of Third Amended and Restated Certificate of Incorporation, as amended, and declaring the advisability of this Amendment of Third Amended and Restated Certificate of Incorporation, as amended, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED: that Section 4.1 of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and it hereby is, deleted in its entirety and the following paragraph is inserted in lieu thereof:

“Section 4.1 Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 306,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 6,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

4.	This Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, as amended, has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, as amended, to be signed by its Chief Executive Officer this 12th day of June, 2024.

EYENOVIA, INC.

By:	/s/ Michael Rowe
Name:	Michael Rowe
Title:	Chief Executive Officer